                                                                   EXHIBIT 11.1

                         TRANSCRYPT INTERNATIONAL, INC.

                  CALCULATION OF PRO FORMA EARNINGS PER SHARE
                 For the Years Ended December 31, 1995 and 1996


                                                                               PRO FORMA
                                                                               ---------
                                                                        YEARS ENDED DECEMBER 31,
                                                                        ------------------------
                                                                          1995           1996
                                                                          ----           ----
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

Pro forma net loss . . . . . . . . . . . . . . . . . . . . . . . . .    $ (841)        $(2,146)
Weighted average common and common equivalent shares outstanding . .     6,969           6,969
Pro forma net loss per share . . . . . . . . . . . . . . . . . . . .      (.12)           (.31)

CALCULATION OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING
                                                                            NUMBER OF SHARES
                                                                            ----------------
Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6,783
Common Stock Equivalents - Stock Options(1)  . . . . . . . . . . . . . . . . .     186
                                                                                 -----
Weighted Average Common and Common Equivalent Shares Outstanding . . . . . . .   6,969
                                                                                 =====
------------------------

(1) Includes the effects of options to purchase 300,134 shares of Transcrypt International, Inc. Common Stock with an exercise price of $3.05 per share. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options to purchase common stock granted below the market price of the Common Stock are included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.